Kellogg Company News

For release:	July 26, 2007
Analyst/Media
Contact:	Simon D. Burton, CFA (269) 961-6636
Kellogg Announces Strong First Half and Increased Investment
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported excellent second quarter sales, operating profit, earnings, and cash flow growth. The Company posted better-than-expected results despite continued inflation and a difficult competitive environment. Effective innovation and brand building both contributed to the quarter’s growth and provide additional confidence for the remainder of the year.
     Reported net earnings for the quarter were $301 million, a 13% increase from last year’s $267 million. Earnings were $0.75 per diluted share, an increase of 12% from last year’s $0.67 per share. This year’s second quarter results included up-front costs related to cost-reduction initiatives that equated to approximately $0.08 of earnings per share.
     “We have remained committed to our business model, operating principles, and strategy,” said David Mackay, Kellogg’s chief executive officer. “This focus continued to provide strong returns in the second quarter and we now enter the second half of the year with additional confidence and the flexibility to increase our investment in future growth.”
     Reported net sales in the quarter increased by 9% to $3.0 billion. Internal net sales growth, which excludes the effect of foreign-currency translation, was 6% and built on growth of 7% in the second quarter of last year.
     Kellogg North America posted reported net sales growth of 7%; internal net sales growth was 6%, driven by growth in each of the businesses. The Retail Cereal business posted internal sales growth of 3%, as the result of innovation introduced during the past year and strong brand-building programs. The Retail Snacks business posted 9% internal sales growth; each of the cookie, cracker, and wholesome snack businesses posted good growth. In combination, the North America Frozen and Specialty Channels businesses posted 8% internal net sales growth. The frozen food, foodservice and vending, and convenience and drug businesses all posted growth.
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     Kellogg International reported second quarter net sales growth of 13%, and 6% internal sales growth. This internal growth built on a strong comparison of 5% growth posted in the second quarter of last year. The Latin American region posted internal sales growth of 8%, which built on double-digit growth in the comparable quarter of last year. Both the cereal and snacks businesses contributed to these results. Internal net sales in the European business increased by 7%, as the result of mid single-digit growth in the cereal business and double-digit growth in the snacks business. The Asia Pacific region posted an internal net sales decline of 1 percent.
     Reported gross margin in the second quarter expanded by approximately 120 basis points as the result of operating leverage, cost-savings, and a favorable impact from pricing actions. In addition, quarterly gross margin benefited from lower spending for consumer promotion as a result of last year’s efficiency initiative and a difference in the amount of up-front costs related to cost-reduction initiatives recognized in cost of goods sold. This performance led to gross profit growth of 11 percent.
     Reported operating profit was $518 million in the second quarter, an increase of 12% from the second quarter of last year. Internal operating profit growth, which excludes the impact of foreign exchange, was 9% in the second quarter. The Company achieved these results despite a significant increase in cost inflation and a double-digit increase in its advertising investment which supported both new and existing brands. The Company now expects that up-front costs for the full year will equate to approximately $0.17 of earnings per share. Up-front costs in the second quarter totaled approximately $0.08 of earnings per share, significantly higher than the investment in the second quarter of 2006; this increased investment lowered internal operating profit growth by almost 5 percent.
     Cash flow, defined as cash from operating activities less capital expenditures, was $569 million in the first half of the year, $229 million more than was generated in the first half of 2006. Strong net earnings growth, excellent performance in trade payables, and the timing of brand-building investment all contributed to this improvement.
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Kellogg Expresses Increased Confidence for the Full Year
     Kellogg Company continues to expect that full-year earnings will be approximately $2.71 to $2.74 per share. The Company expects to achieve this growth despite significantly increased investment in brand building and its increased estimate for full-year cost inflation of $0.26 — $0.30 per share, or an increase of $0.08 from prior expectations. The Company continues to expect that full-year cash flow will be approximately $950 million to $1.025 billion. The Company also continues to expect that internal sales and operating profit will increase at a mid single-digit rate for the full year.
     Mr. Mackay concluded, “Our momentum continued in the second quarter and the good results through the first half of the year have provided us with increased levels of confidence that 2007 will be another year of dependable, sustainable growth. Most important, though, is the fact that we will post this growth while continuing to make significant and increased investment in future growth.”
About Kellogg Company
     With 2006 sales of nearly $11 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Morningstar Farms, Austin, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
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Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	June 30,	July 1,	June 30,	July 1,
(Results are unaudited)	2007	2006	2007	2006

Net sales	$3,015	$2,773	$5,978	$5,500

Cost of goods sold	1,638	1,538	3,337	3,068
Selling, general, and administrative expense	859	774	1,624	1,498

Operating profit	518	461	1,017	934

Interest expense	76	77	154	152
Other income (expense), net	—	4	2	9

Earnings before income taxes	442	388	865	791
Income taxes	141	121	243	250

Net earnings	$301	$267	$622	$541

Net earnings per share:
Basic	$.76	$.68	$1.56	$1.36
Diluted	$.75	$.67	$1.55	$1.35

Dividends per share	$.2910	$.2775	$.5820	$.5550

Average shares outstanding:
Basic	397	394	397	396

Diluted	401	397	401	399

Actual shares outstanding at period end			396	396

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year-to-date period ended
	June 30,	July 1,	June 30,	July 1,
(Results are unaudited)	2007	2006	2007	2006

Net sales
North America	$1,980	$1,859	$3,982	$3,724
Europe	623	538	1,197	1,028
Latin America	253	225	482	440
Asia Pacific(a)	159	151	317	308

Consolidated	$3,015	$2,773	$5,978	$5,500

Operating profit
North America	$365	$327	$726	$679
Europe	127	97	235	181
Latin America	55	58	102	113
Asia Pacific(a)	20	24	47	49
Corporate	(49)	(45)	(93)	(88)

Consolidated	$518	$461	$1,017	$934

(a)	Includes Australia, Asia and South Africa.

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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	June 30,	July 1,
(unaudited)	2007	2006

Operating activities
Net earnings	$622	$541
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	185	173
Deferred income taxes	(92)	(2)
Other(a)	79	74
Postretirement benefit plan contributions	(34)	(30)
Changes in operating assets and liabilities	(10)	(254)

Net cash provided by operating activities	750	502

Investing activities
Additions to properties	(181)	(162)
Investments in joint ventures and other	(4)	(1)

Net cash used in investing activities	(185)	(163)

Financing activities
Net issuances of notes payable	699	433
Reductions of long-term debt	(729)	—
Issuances of common stock	100	116
Common stock repurchases	(264)	(580)
Cash dividends	(232)	(218)
Other	10	7

Net cash used in financing activities	(416)	(242)

Effect of exchange rate changes on cash	14	(1)

Increase (decrease) in cash and cash equivalents	163	96
Cash and cash equivalents at beginning of period	411	219

Cash and cash equivalents at end of period	$574	$315

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)(b)	$569	$340

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	June 30,	December 30,
	2007	2006
	(unaudited)	*

Current assets
Cash and cash equivalents	$574	$411
Accounts receivable, net	1,118	945
Inventories:
Raw materials and supplies	219	201
Finished goods and materials in process	596	623
Deferred income taxes	149	116
Other prepaid assets	125	131

Total current assets	2,781	2,427

Property, net of accumulated depreciation of $4,310 and $4,102	2,845	2,816
Goodwill	3,448	3,448
Other intangibles, net of accumulated amortization of $41 and $49	1,412	1,420
Pension	383	353
Other assets	254	250

Total assets	$11,123	$10,714

Current liabilities
Current maturities of long-term debt	$466	$723
Notes payable	1,969	1,268
Accounts payable	971	910
Accrued advertising and promotion	398	338
Accrued income taxes	92	152
Accrued salaries and wages	225	311
Other current liabilities	341	318

Total current liabilities	4,462	4,020

Long-term debt	2,588	3,053
Deferred income taxes	572	619
Other liabilities	1,100	953

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	329	292
Retained earnings	4,011	3,630
Treasury stock, at cost	(1,044)	(912)
Accumulated other comprehensive income (loss)	(1,000)	(1,046)

Total shareholders’ equity	2,401	2,069

Total liabilities and shareholders’ equity	$11,123	$10,714

*	Condensed from audited financial statements.

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